exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of OncoCyte Corporation, pertaining to the 2018 Equity Incentive Plan, as amended, of our report dated April 1, 2019 relating to the financial statements of OncoCyte Corporation, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ OUM & CO. LLP

San Francisco, California

July 23, 2019